SCHEDULE A
                              DATED AUGUST 7, 2007
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                         THE ADVISORS' INNER CIRCLE FUND
                                       AND
                              CAMBIAR INVESTORS LLC
                                       AND
                              AMENDED JUNE 24, 2002

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

   PORTFOLIO                                   FEE

   Cambiar International Equity Fund           1.10%

   Cambiar Conquistador Fund                   1.15%

   Cambiar Opportunity Fund                    1.00% on first $500 million
                                               0.90% on next $2 billion
                                               0.75% in excess of $2.5 billion

   Cambiar Aggressive Value Fund               1.00%